Exhibit 10.13

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT

B E T W E E N :	WS West LLC (Little West) LLC

(the “Company”)

- and -

(the “Consultant”)

Chris Dodigovic---(108 Foods Inc)

CONTEXT

●	The Company requires the services of the Consultant to assist in the operation and development of the Business.

●	The Consultant wishes to provide consulting services to the Company on the terms and conditions set out below.

●	The Consultant’s services shall be rendered on an exclusive basis, whereas the Consultant shall not offer any of the services stipulated hereunder to any business similar to that of the Company, namely: retail of plant based food items, plant based supplements, plant- based natural beauty and green household products.

●	This Agreement cancels any other previous agreements with the Consultant and the Company.

THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1.1	“Agreement” means this agreement including all Schedules and Exhibits, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.2	“Arbitration Act” is defined in Section 3.1.

1.1.3	“Arbitrator” is defined in Section 3.1.

1.1.4	“Business” means the business of the Company is engaged in the retail of plant based food items , plant based supplements, plant based natural beauty and green household products.

1.1.5	“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Provinces of Ontario, and also excluding any day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours.

1.1.6	“Cause” is defined in Section 2.5.3.

1.1.7	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.8	“Company” is defined in the recital of the Parties above.

1.1.9	“Compensation Options” is defined in Section 2.4.

1.1.10	“Confidential Information” is defined in the Non-Disclosure Agreement.

1.1.11	“Consultant” is defined in the recital of the Parties above.

1.1.12	“Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to any of the developments listed above in this Section 1.1.12, that:

1.1.12.1	result or derive from the Consultant’s engagement under this Agreement or from the Consultant’s knowledge or use of Confidential Information;

1.1.12.2	are conceived or made by the Consultant (individually or in collaboration with others) in the course of fulfilling his duties under this Agreement;

1.1.12.3	result from or derive from the use or application of the resources of the Company; or

1.1.12.4	relate to the Business or actual or demonstrably anticipated research and development in connection with the Company or its Business.

1.1.13	“Disability” means the mental or physical state of the Consultant such that:

1.1.13.1	the Company, acting reasonably, determines that the Consultant is, due to illness, disease, mental or physical disability or other similar cause, unable to substantially perform his duties and responsibilities under this Agreement, for any consecutive three-month period or for any period of six months (whether or not consecutive) in any consecutive 12-month period;

1.1.13.2	a court of competent jurisdiction or other competent authority has declared the Consultant to be mentally incompetent or incapable of managing his affairs; or

1.1.13.3	an attorney under a continuing power of attorney for personal care or similar instrument is appointed to manage the affairs of the Consultant.

1.1.14	“Disputes” is defined in Section 3.1.

1.1.15	“Governmental Authority” means:

1.1.15.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.15.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.16	“~~GST/HST” means the goods and services tax and the harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada~~).

1.1.17	“Non-Disclosure Agreement” means the non-disclosure agreement to be entered into between the Company and the Consultant with respect to confidentiality and the ownership of intellectual property.

1.1.18	“Parties” means the Consultant and the Company, and “Party” means either one of them.

1.1.19	“Person” will be broadly interpreted and includes:

1.1.19.1	a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.19.2	a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.19.3	a Governmental Authority.

1.1.20	“

1.1.21	.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

1.2.4	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the applicable laws and regulations.

1.4	Entire Agreement

This Agreement, together with the Non-Disclosure Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in the Non-Disclosure Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in the Non-Disclosure Agreement.

1.5	Currency

Unless otherwise specified, the word “dollar” and the “$” sign refer to USD currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in American currency.

ARTICLE 2
CONSULTING SERVICES

2.1	Engagement

The Company engages the Consultant and the Consultant accepts engagement with the Company for the Term to provide the services of the Consultant in a position and with the duties and responsibilities set out in Section 2.3 below, and upon all other terms and conditions of this Agreement.

2.2	Term and Confidential Information

The term of the Consultant’s engagement under this Agreement (the “Term”) will begin on _____________

Consultant shall not (either during the Term or at any time thereafter in perpetuity) disclose any Information relating to the private or confidential affairs of the Company or relating to any secrets of the Company to any person other than for the Company ‘s purposes and shall not (either during the Term or at any time thereafter in perpetuity) use for their own purposes or for any purposes other than those of the Company any such information or secrets they may acquire in relation to the business of the Company.

Non-Solicitation

Consultant covenants and agrees that it will not during the Term, or at any time within a period of 1 (one) year following the date of termination of this Agreement for whatever reason and with or without cause, without the prior written consent of the Company , either individually or in partnership or jointly or in conjunction with any other person or persons, firm, partnership, or other legal entity, whether as principal, agent, shareholder or in any other capacity whatsoever

a)	attempt to solicit any customers from the Company; and or any affiliated corporations or entities of the Company

b)	otherwise take any action that may impair the relations between the Company and its respective suppliers, customers, consultants, partners or others or that may otherwise be detrimental to the business of the Company.

2.3	Position and Responsibilities

2.3.1	It is intended that at all times during the Term, the Consultant will serve as an expert consultant to the Company with responsibility for:

●	Product Catalog Management: Curate and maintain the product catalog, ensuring accurate and up-to-date product information, images and descriptions for all Bloombox Sites.

*	Continuously optimize collections and landing pages focusing on clear product presentation, persuasive copywriting and compelling visuals.

*	New Product Launches: Execute the introduction of new products, coordinating with various teams for marketing, warehouse inventory, and SEO.

*	Translate, copywrite and implement all content in French language, for Bloombox France site, and Customer experience France.

*	Offsite Little West Content Creation: Write and publish on third-party websites, blogs, or platforms

2.3.2	The Consultant will perform his duties and responsibilities faithfully and to the best of his ability. The Consultant will be bound by and will faithfully observe and abide by all the rules and regulations of the Company which are brought to his notice.

2.4

2.5	Compensation

The consultant will be compensated by receiving a monthly USD 7,000 (seven thousands) ,. for the completion of the term stipulated in this Agreement for the services described herein, payable every month.

2.6	Termination

2.6.1	Death or Disability. If the death or Disability of the Consultant occurs during the Term, the fees under Section 2.4 will be paid to the Consultant or the Consultant’s estate through the end of the month in which death or Disability occurs, at which time this Agreement will be terminated.

2.6.2	Termination by Either Party Other Than for Cause. If either the Company or the Consultant wish to terminate this Agreement, other than for Cause:

2.6.2.1	each may, on 14 days’ prior written notice to the other, terminate this Agreement effective as at the end of that 14-day period; and

2.6.2.2	the Company may also, at its sole option, terminate this Agreement immediately, provided that the Company will continue to be responsible for the payment of the deferred fees under Section 2.4 until paid.

2.6.3	Termination by the Company for Cause. The Company may terminate this Agreement without prior notice for Cause. If this Agreement is terminated for Cause, the Company will continue to be responsible for the payment of the deferred fees under Section 2.4

For purposes of this Section 2.5.3, “Cause” will mean that:

2.6.3.1	the Consultant has committed a felony or indictable offence or has improperly enriched himself at the expense of the Company, or commits during the Term an act evidencing dishonesty or moral turpitude including an act of theft;

2.6.3.2	the Consultant, in carrying out his duties and responsibilities under this Agreement,

2.6.3.2.1	has been wilfully and grossly negligent,

2.6.3.2.2	has committed wilful and gross misconduct, or

2.6.3.2.3	has failed to comply with a written instruction or reasonable directive addressed to Consultant from the board of directors of the Company;

2.6.3.3	the Consultant has breached a material term of this Agreement or the Non- Disclosure Agreement; or

2.6.3.4	the Consultant has committed any other act giving the Company cause to terminate the Consultant’s engagement, including material malfeasance or nonfeasance with respect to Consultant’s duties and responsibilities under this Agreement.

Before any termination of this Agreement for Cause due to any occurrence described in subparagraphs 2.5.3.2, 2.5.3.3 and 2.5.3.4 above, the Company will notify the Consultant in writing of the particulars of the occurrence upon which termination would be based. The Company will also, in that notice, advise the Consultant whether in the Company’s sole discretion the default of the Consultant occasioned by that occurrence is capable of being cured or rectified in full without loss or damage to the Company, in which case the Company will afford the Consultant a reasonable period of not less than five Business Days in which to cure or rectify that default. If the Consultant cures or rectifies that default in full without loss or damage to the Company, this Agreement will not be terminated on the basis of that occurrence.

2.7	Intellectual Property

2.7.1	Ownership. All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments. For certainty, all work done during the Term by the Consultant for the Company is a work for hire of which the Company is the first author for copyright purposes and in respect of which all copyright will vest in the Company. The Consultant transfers and assigns all right, title and interest in and to Developments to the Company and agrees to execute and deliver any further documents and instruments as may be necessary to fully and effectually give effect to this transfer.

2.7.2	Records. The Consultant will keep complete, accurate and authentic notes, reference materials, data and records of all Developments in the manner and form requested by the Company. All these materials will be Confidential Information upon their creation.

2.7.3	Moral Rights. The Consultant irrevocably waives all moral rights arising under the Copyright Act or similar legislation in any applicable jurisdiction, or at common law, that he has or may have with respect to the Developments, including any rights that the Consultant may possess to have his name associated with, or dissociated from, the Developments, any rights he may have to prevent the alteration, translation or destruction of the Developments, and any rights he may have to control the use of the Developments in association with any product, service, cause or institution. The Consultant agrees that this waiver may be invoked by the Company or by any of its authorized representatives, in respect of any or all of the Developments and that the Company may assign the benefit of this waiver to any Person.

2.7.4	Further Assurances. The Consultant will do all further things that may be reasonably necessary or desirable in order to give full effect to the provisions of this Section 2.8 If the Consultant’s co-operation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination or expiration of this Agreement, the Consultant will provide that co-operation so long as the Company pays to the Consultant a fee of $40 per hour for the time that must be spent by the Consultant or any employee or agent of the Consultant in providing that co-operation.

2.8	Indemnity

The Consultant will indemnify the Company against all claims, charges or penalties the Company may be required to pay in respect of income tax, pension, unemployment insurance, workers’ compensation or health care assessment relating to the payment of fees or expenses to the Consultant under this Agreement. The Company agrees to indemnify and hold harmless Consultant from and against any losses, claims, damages or liabilities related to or arising out of this engagement and the Services provided by Consultant pursuant to this Agreement, and will reimburse Consultant for all expenses (including reasonable counsel fees and court costs) as they are incurred by Consultant in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Consultant is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by a court of competent jurisdiction to have resulted from Consultant’s willful misconduct. Consultant’s rights under this Section 2.9 shall be in addition to, and not in lieu of, any and all other rights of Consultant under applicable law or any agreement with the Company regarding indemnification.

2.9	Status of the Parties

In providing the services under this Agreement, the Consultant is not entering into a joint venture, partnership or employment relationship with the Company. The Consultant’s services will be provided in the manner deemed most effective by the Consultant and the Company will not direct the means by which the Consultant will perform those services.

ARTICLE 3
ARBITRATION

3.1	Arbitration

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, but excluding any dispute over the fair value of securities (“Disputes”), will be determined by a sole arbitrator (the “Arbitrator”) under the Arbitration Act, 1991 (Ontario) (the “Arbitration Act”). In addition:

3.1.1	Section 7(2) of the Arbitration Act will not apply to the arbitration of a Dispute;

3.1.2	the Arbitrator will be any individual to whom the Parties can agree. If the Parties cannot agree, the Arbitrator will be appointed by a judge of the Ontario Superior Court of Justice on the application of either Party on notice to the other Party;

3.1.3	no individual will be appointed as Arbitrator unless he or she agrees in writing to be bound by the Sections of this Article 3;

3.1.4	the arbitration will take place in the City of Toronto unless otherwise agreed in writing by the Parties;

3.1.5	the Arbitrator, after giving the Parties an opportunity to be heard, will determine the procedures for the arbitration of the Dispute, provided that those procedures will include an opportunity for written submissions and responses to written submissions by or on behalf of the Parties, and may also include an opportunity for exchange of oral argument and any other procedures as the Arbitrator considers appropriate. However, if the Parties agree on a code of procedures or on specific matters of procedure, that agreement will be binding on the Arbitrator;

3.1.6	the language to be used in the arbitration will be English;

3.1.7	the Arbitrator will have the right to determine all questions of law and jurisdiction, including questions as to whether a Dispute is arbitrable, and will have the right to grant legal and equitable relief including injunctive relief and the right to grant permanent and interim injunctive relief, and final and interim damages awards. The Arbitrator will also have the discretion to award costs, including reasonable legal fees and expenses, reasonable experts’ fees and expenses, reasonable witnesses’ fees and expenses, and pre-award and post-award interest and costs of the arbitration;

3.1.8	the Parties intend, and will take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any Dispute, and the Arbitrator will conduct the arbitration of the Dispute with a view to making a determination and order as soon as possible;

3.1.9	the Parties desire that any arbitration should be conducted in strict confidence and that there will be no disclosure to any Person of the existence or any aspect of a Dispute except as is necessary for the resolution of the Dispute. Any proceedings before the Arbitrator will be attended only by those Persons whose presence, in the opinion of either Party or the Arbitrator, is reasonably necessary for the resolution of the Dispute. All matters relating to, all evidence presented to, all submissions made in the course of and all documents produced in accordance with an arbitration under this Article, as well as any arbitral award, will be kept confidential and will not be disclosed to any Person without the prior written consent of the Parties except as required in connection with an application of a Party under section 46 or section 50 of the Arbitration Act, by applicable laws, or by an order of the Arbitrator;

3.1.10	the fees of the Arbitrator will be paid equally by the Parties; and

3.1.11	subject to section 44 of the Arbitration Act, the Arbitrator’s determination of a Dispute will be final and binding and there will be no appeal of that determination on any ground.

ARTICLE 4
GENERAL

4.1	Limitation of Liability

No Party will be liable for any indirect, special, incidental, consequential, punitive or exemplary damages, damages for loss of revenue or profit, or damages in tort, arising in any way from a breach of this Agreement, the Consultant’s engagement, or the performance of the Consultant’s duties and responsibilities under this Agreement.

4.2	Notices

Any Communication must be in writing and either:

4.2.1	delivered personally or by courier;

4.2.2	sent by prepaid registered mail; or

4.2.3	transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

4.3	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

4.3.1	the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

4.3.2	the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

4.4	Submission to Jurisdiction

Without prejudice to the ability of either Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario to determine all issues arising from this Agreement which the Parties are permitted, despite Article 3, to litigate in the courts. To the extent permitted by applicable law, each of the Parties irrevocably waives any objection, including any claim of inconvenient forum, that it or he may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province.

4.5	Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

4.6	Further Assurances

Each Party will, at that Party’s own cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 4.6, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities having jurisdiction over the affairs of a Party or as may be required at any time under applicable law.

4.7	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, estate trustees, trustees, personal or legal representatives, successors and permitted assigns.

4.8	Independent Legal Advice

Each Party acknowledges that it or he has read and understands the terms and conditions of this Agreement and acknowledges and agrees that it or he has had the opportunity to seek, and was not prevented or discouraged by the other Party from seeking, any independent legal advice which it or he considered necessary before the execution and delivery of this Agreement and that, if it or he did not avail itself or himself of that opportunity before signing this Agreement, it or he did so voluntarily without any undue pressure, and agrees that its or his failure to obtain independent legal advice will not be used by it or him as a defence to the enforcement of its or his duties and responsibilities under this Agreement.

4.9	Counterparts

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of the Agreement.

Little West

Per:	108 Foods inc
	Title:	CEO

/s/ Chris Dodigovic-
Chris Dodigovic-
	Dated :	March 01, 2023